SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
________________________________________________________________________

                              FORM 8-K/A
                           CURRENT REPORT
          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                                    Commission File Number
February 02, 1995                                                 1-6906
________________________________________________________________________

                      FIRST SECURITY CORPORATION
        (Exact name of registrant as specified in its charter)

Delaware                                                      87-6118148
(State of incorporation)            (I.R.S. Employer Identification No.)

79 South Main, P.O. Box 30006
Salt Lake City, Utah                                          84130-0006
(Address of principal executive offices)                      (Zip Code)

(801) 246-5706
(Registrant's telephone number, including area code)




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Item 5.  Other Information

   First Security Corporation (FSC) hereby files an 8-K/A Report to amend the 8-K Report originally filed on January 31, 1995. That 8-K reported on a January 23, 1995 press release relating to an increase in the Corporation's regular quarterly cash dividend, a copy of which was attached as "Exhibit A".
   In both the January 23, 1995 press release and January 31, 1995 8-K, the increase in FSC's quarterly cash dividend was reported as being "payable...to shareholders of record on February 24, 1995". This date was incorrect and is hereby corrected to February 17, 1995. A copy of the corrected press release is attached as "Exhibit A Corrected".


SIGNATURES

   Pursuant to the requirements of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST SECURITY CORPORATION

Date  February 02, 1995  By__[SIGNED]__________________________________
                            Scott C. Ulbrich
                            Executive Vice President and
                            Chief Financial Officer
                            (Principal Financial and Accounting Officer)

EXHIBIT A CORRECTED

FIRST SECURITY NEWS

FOR IMMEDIATE RELEASE                                Contact: Scott Ulbrich
January 31, 1995                                             (801) 246-5706
                                                                Phil Hudson
                                                             (801) 246-5258

   SALT LAKE CITY, UTAH -- The regular quarterly cash dividend of First Security Corporation (OTC/NASDAQ Symbol: FSCO) of $0.28 per share will be paid March 6, 1995 to shareholders of record February 17, 1995, not February 24, 1995 as previously announced.
   Scott Ulbrich, chief financial officer of the company, said the dividend, which was increased 7% from $0.26 per share on January 23, equals an annual rate of $1.12 a share, compared with the previous rate of $1.04 a year.
   At the market closing price on January 20 of $23.25 a share, the annual yield on First Security's common stock was 4.82%, using the new annual rate of $1.12 per share.
   First Security Corporation is the largest financial services organization headquartered in the Intermountain West. Incorporated in 1928, it is the nation's oldest multistate bank holding company. The corporation's six banks currently operate 258 full-service domestic bank offices in Utah, Idaho, New Mexico, Oregon, Nevada, and Wyoming.
   Other subsidiaries include a residential mortgage loan company; a leasing company; two insurance companies; an investment management company; a full-service securities broker/dealer operation; a bankcard transaction processing company; an information technology subsidiary; a small business investment corporation; and a foreign exchange trading subsidiary.
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